NorthRoad International Fund
of
Madison Mosaic Equity Trust

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), effective as of this 30th day of June, 2011, by and between Madison Investment Advisors, LLC, a Wisconsin limited liability company (the “Adviser”), and NorthRoad Capital Management LLC, a New York limited liability company (the “Sub-Adviser”).

Adviser and Sub-Adviser agree as follows:

1. Appointment of Sub-Adviser.  Adviser hereby engages the services of Sub-Adviser in connection with Adviser’s management of the NorthRoad International Fund (the “Portfolio”), a series of Madison Mosaic Equity Trust (the “Trust”).  Pursuant to this Agreement and subject to the oversight and supervision by Adviser and the officers and the Board of Trustees (the “Trustees”) of the Trust, Sub-Adviser shall manage the investment and reinvestment of the assets of the Portfolio as requested by Adviser.  Sub-Adviser hereby accepts employment by Adviser in the foregoing capacity and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

2.	Sub-Adviser’s Duties.

A.
Sub-Adviser shall furnish continuously an investment program for the Portfolio and shall determine from time to time in its discretion the securities and other investments to be purchased or sold or exchanged and what portions of the Portfolio shall be held in various securities, cash or other investments.  In this connection, Sub-Adviser shall provide Adviser and the officers and Trustees of the Trust with such reports and documentation as the latter shall reasonably request regarding Sub-Adviser’s management of the Portfolio’s assets.

B.
Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the Portfolio’s investment objective, policies and restrictions as set forth in the Trust’s current registration statement, (ii) such policies or directives as the Trust’s Trustees may from time to time establish or issue, and (iii) applicable law and related regulations.  Adviser shall promptly notify Sub-Adviser of changes to (i) or (ii) above and shall notify Sub-Adviser of changes to (iii) above promptly after it becomes aware of such changes.

C.
Sub-Adviser and Adviser acknowledge that Sub-Adviser is not the compliance agent for the Trust or for Adviser, and does not have access to all of the Trust’s or the Portfolio’s books and records necessary to perform certain compliance testing.  To the extent that

D.
Sub-Adviser has agreed to perform the services specified in this Agreement in accordance with the Trust’s registration statement, the Trust’s Declaration of Trust, the Portfolio’s prospectus and any policies adopted by the Trustees applicable to the Portfolio, and in accordance with applicable law, Sub-Adviser shall perform such services based upon its books and records with respect to the Portfolio, which comprise a portion the Portfolio’s books and records, and upon information and written instructions received from the Trust or Adviser, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the policies of the Trustees and applicable law based upon such books and records and such information and instructions provided by the Trust or Adviser.  Adviser shall promptly provide Sub-Adviser with copies of the Trust’s registration statement, the Trust’s Declaration of Trust, the Portfolio’s currently effective prospectus and any written policies or procedures adopted by the Trustees applicable to the Portfolio and any amendments or revisions thereto.

3.           Brokerage Discretion.  Sub-Adviser shall have full and complete discretion to establish brokerage accounts with one or more brokers, dealers or other financial intermediaries as Sub-Adviser may select, including those which from time to time may furnish to Sub-Adviser or its affiliates statistical and investment research information and other services.  Sub-Adviser will place orders with or through such brokers, dealers or other financial intermediaries in accordance with Sub-Adviser’s brokerage policies and the policy with respect to brokerage set forth in the Trust’s registration statement or as the Trustees or Adviser may direct from time to time, in conformity with federal securities laws.  On occasions when Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of Sub-Adviser, Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, will be made by Sub-Adviser in the manner Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

4.           Proxy Voting.  Unless Adviser gives Sub-Adviser written instructions to the contrary, Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested.  Sub-Adviser shall not file class action claims or derivative shareholder claims on behalf of the Portfolio.  However, should Sub-Adviser become aware of such claims, Sub-Adviser shall promptly provide all relevant information to the Portfolio’s custodian.

5.           Services Not Exclusive.  Sub-Adviser’s services under this Agreement are not exclusive. Sub-Adviser may provide the same or similar services to other clients.  Sub-Adviser shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Trust or the Portfolio or otherwise be deemed an agent of Adviser, the Trust or the Portfolio.

6.           Compensation.  For the services rendered, the facilities furnished and the expenses assumed by Sub-Adviser, Adviser shall pay Sub-Adviser at the end of each month, a fee based on the average daily net assets of the Portfolio at the annual rate of 0.80%.  Sub-Adviser’s fee shall be accrued daily at 1/365th of the applicable annual rate set forth above (1/366th in leap years).  For the purposes of accruing compensation, the net assets of the Portfolio shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined.  In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within 30 business days of the date of termination.  During any period when the determination of net asset value is suspended, the net asset value of the Portfolio as the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.  To the extent Sub-Adviser desires to have the Portfolio placed on any third-party fund platforms for distribution purposes, Sub-Adviser shall be responsible for the payment of all fees associated therewith.

7.           Books and Records.

A.
Sub-Adviser shall maintain all books and records with respect to the Portfolio’s transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and shall render to Adviser such periodic and special reports as Adviser may reasonably request.

B.
Sub-Adviser agrees that all books and records which it maintains for the Portfolio or the Trust pursuant to this section are the property of the Trust and further agrees to surrender promptly to Adviser or the Trust any such books, records or information upon Adviser’s or the Trust’s request. All such books and records shall be made available, within five business days of a written request, to the Trust’s accountants or auditors during regular business hours at Sub-Adviser’s offices.  Adviser and the Trust or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to the Portfolio or the Trust.  Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Trust, however, Sub-Adviser may retain a copy of such documents.

8.           Cooperation.  Adviser and Sub-Adviser shall cooperate with each other in providing information, reports and other materials to regulatory and administrative bodies having proper jurisdiction over the Portfolio, Adviser and Sub-Adviser in connection with the services provided pursuant to this Agreement; provided, however, that this agreement to cooperate does not apply to the provision of information, reports and other materials which either Adviser or Sub-Adviser reasonably believes the regulatory or administrative body does not have the authority to request or is the privileged or confidential information of Adviser or Sub-Adviser.

9.           Confidentiality.  Each party to this Agreement agrees that it will not disclose or use any records or information of the other party (the “Non-Disclosing Party”) obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any non-public information obtained pursuant to this Agreement and disclose such information only if Non-Disclosing Party (or the Trust, in cases where the Non-Disclosing Party is the Adviser) has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

10.           Standard of Care.  In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser or its officers, directors or employees, or reckless disregard by Sub-Adviser of its duties under this Agreement, Sub-Adviser shall not be liable to Adviser, the Portfolio, the Trust or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

11.           Representations and Warranties.

A.	Adviser represents and warrants that:

(1)
Adviser is registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  Adviser shall remain so registered throughout the term of this Agreement and shall notify Sub-Adviser immediately if Adviser ceases to be so registered as an investment adviser;

(2)
Adviser is a limited liability company duly organized and validly existing under the laws of the State of Wisconsin with the power to own and possess its assets and carry on its business as it is now being conducted;

(3)
The execution, delivery and performance by Adviser of this Agreement are within Adviser’s powers and have been duly authorized by all necessary action on the part of its directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of Adviser for the execution, delivery and performance of this Agreement by the parties hereto, and the execution, delivery and performance of this Agreement by the parties hereto does not contravene

(4)
or constitute a default under:  (a) any provision of applicable law, rule or regulation; (b) Adviser’s Articles of Organization or Operating Agreement; or (c) any agreement, judgment, injunction, order, decree or other instruments binding upon Adviser;

(5)	This Agreement is a valid and binding agreement of Adviser;

(6)
Adviser’s Form ADV is publicly available at www.adviserinfo.sec.gov.  Adviser represents that it will notify Sub-Adviser, within a reasonable time after filing any material amendment to its Form ADV with the SEC.  The information contained in Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and

(7)
Adviser acknowledges that it received a copy of Sub-Adviser’s current Form ADV Part II or disclosure brochure in lieu thereof, at least 48 hours prior to the execution of this Agreement and has delivered a copy of the same to the Trust.

B.	Sub-Adviser represents and warrants that:

(1)
Sub-Adviser is registered with the SEC under the Advisers Act.  Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser;

(2)
Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of New York with the power to own and possess its assets and carry on its business as it is now being conducted;

(3)
The execution, delivery and performance by Sub-Adviser of this Agreement are within Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of Sub-Adviser for the execution, delivery and performance of this Agreement by the parties hereto, and the execution, delivery and performance of this Agreement by the parties hereto does not contravene or constitute a default under:  (a) any provision of applicable law, rule or regulation; (b) Sub-Adviser’s Articles of Organization or Operating Agreement; or (c) any agreement, judgment, injunction, order, decree or other instruments binding upon Sub-Adviser;

(4)
(5)	This Agreement is a valid and binding Agreement of Sub-Adviser;

(6)
Sub-Adviser’s Form ADV is publicly available at www.adviserinfo.sec.gov. Sub-Adviser represents that it will notify the Adviser within a reasonable time after filing any material amendment to its Form ADV with the SEC.  The information contained in Sub-Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

12.           Use of Name.  Adviser will not use, and will not permit the Trust to use, Sub-Adviser’s name (or that of any affiliate) or any derivative thereof or logo associated therewith in Trust literature without prior approval by Sub-Adviser; provided, however, that Adviser and the Trust have Sub-Adviser’s permission to use Sub-Adviser’s name as part of the name of the Portfolio.

13.           Term of Agreement; Termination; Amendment.

A.
This Agreement shall not become effective unless and until it is approved by the Trustees, including a majority of Trustees who are not parties to this Agreement or interested persons of any such party to this Agreement.  This Agreement shall come into full force and effect on the date set forth above.  This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by (i) the Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio; and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

B.
This Agreement may be terminated at any time without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days’ written notice to Adviser and Sub-Adviser, or by Adviser, or Sub-Adviser, on 60 days’ written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between Adviser and the Trust regarding Adviser’s management of the Portfolio.

C.
This Agreement may be amended by either party only if such amendment is specifically approved by a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

14.           Defined Terms.  The terms “assignment,” “affiliated person,” “interested person,” and “majority of the outstanding voting securities,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act.

15.           Governing Law.  This Agreement shall be construed in accordance with laws of the State of Wisconsin, and applicable provisions of the 1940 Act and the Advisers Act.

16.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Madison Investment Advisors, LLC

By: (signature)
                    Pamela M. Krill, General Counsel

NorthRoad Capital Management LLC

By: (signature)
Katherine L. Frank, Executive Director and COO of Managing Member, Madison Asset Management, LLC